Exhibit 10.2

fourth LOAN MODIFICATION AGREEMENT

This Fourth Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of May 31, 2023, by and among (a) SILICON VALLEY BANK, a division of First-Citizens Bank & Trust Company (successor by purchase to the Federal Deposit Insurance Corporation as Receiver for Silicon Valley Bridge Bank, N.A. (as successor to Silicon Valley Bank)), with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 505 Howard Street, 3rd Floor, San Francisco, California 94105 (“Bank”), (b) (i) MOLEKULE, INC., a Delaware corporation, whose address is 1301 Folsom Street, San Francisco, California 94103 (“Molekule”), and (ii) MOLEKULE GROUP, INC., a Delaware corporation, whose address is 10455 Riverside Drive, Palm Beach Gardens, Florida 33410 (“Molekule Group”, and, together with Molekule, jointly and severally, individually and collectively, “Borrower”).

1.            DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of March 22, 2021, evidenced by, among other documents, a certain Mezzanine Loan and Security Agreement dated as of March 22, 2021, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of May 19, 2022, as further amended by a certain Second Loan Modification Agreement dated as of October 1, 2022, and as further amended and affected by a certain Joinder and Third Loan Modification Agreement dated as of January 12, 2023 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.            DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by (a) the Collateral as defined in the Loan Agreement, (b) the Intellectual Property Collateral as defined in a certain Intellectual Property Security Agreement dated as of March 22, 2021 between Molekule and Bank, as amended by a certain First Amendment to Intellectual Property Security Agreement dated as of the date of May 19, 2022, and as further amended by a certain Second Amendment to Intellectual Property Security Agreement dated as of January 12, 2023 (as amended, the “Molekule Intellectual Property Security Agreement”), and (c) the Intellectual Property Collateral as defined in a certain Intellectual Property Security Agreement dated as of January 12, 2023 between Molekule Group and Bank (the “Molekule Group Intellectual Property Security Agreement”) (together with any other collateral security granted to Bank, as amended, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.            DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	Notwithstanding the terms of Section 6.6(b) of the Loan Agreement, Bank hereby agrees that Borrower will have until the date that is sixty (60) days from the date of this Loan Modification Agreement to cause the financial institutions at which Borrower maintains the Permitted Depository Accounts to execute and deliver Control Agreements with respect to the Permitted Depository Accounts to perfect Bank’s Lien in such accounts.

2	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.2(b) thereof:

“Commencing on the applicable Mezzanine Term Loan Amortization Date, and continuing on each Payment Date thereafter, Borrower shall repay Tranche A in (i) thirty-six (36) equal monthly installments of principal, plus (ii) monthly payments of accrued interest as set forth above. Commencing on the applicable Mezzanine Term Loan Amortization Date, and continuing on each Payment Date thereafter, Borrower shall repay Tranche B in (i) thirty-six (36) equal monthly installments of principal, plus (ii) monthly payments of accrued interest as set forth above.”

and inserting in lieu thereof the following:

“Commencing on the Mezzanine Term Loan Amortization Date, and continuing on each Payment Date thereafter, Borrower shall repay the Mezzanine Term Loan Advance in (i) thirty-six (36) equal monthly installments of principal, plus (ii) monthly payments of accrued interest as set forth above.”

3	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.2 thereof:

“         (c)         Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Mezzanine Term Loan Advance, provided Borrower (i) delivers written notice to Bank of its election to prepay the Mezzanine Term Loan Advance at least ten (10) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the outstanding principal plus accrued and unpaid interest with respect to the Mezzanine Term Loan Advance, (B) the Prepayment Fee, and (C) all other sums, if any, that shall have become due and payable with respect to the Mezzanine Term Loan Advance, including interest at the Default Rate with respect to any past due amounts.

(d)            Mandatory Prepayment Upon an Acceleration. If the Mezzanine Term Loan Advance is accelerated by Bank following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Mezzanine Term Loan Advance, (ii) the Prepayment Fee, and (iii) all other sums, if any, that shall have become due and payable with respect to the Mezzanine Term Loan Advance, including interest at the Default Rate with respect to any past due amounts.”

and inserting in lieu thereof the following:

“         (c)         Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Mezzanine Term Loan Advance, provided Borrower (i) delivers written notice to Bank of its election to prepay the Mezzanine Term Loan Advance at least ten (10) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the outstanding principal plus accrued and unpaid interest with respect to the Mezzanine Term Loan Advance, (B) the Prepayment Fee, (C) the 2023 Mezzanine Restructure Fee, and (D) all other sums, if any, that shall have become due and payable with respect to the Mezzanine Term Loan Advance, including interest at the Default Rate with respect to any past due amounts.

(d)            Mandatory Prepayment Upon an Acceleration. If the Mezzanine Term Loan Advance is accelerated by Bank following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Mezzanine Term Loan Advance, (ii) the Prepayment Fee, (iii) the 2023 Mezzanine Restructure Fee, and (iv) all other sums, if any, that shall have become due and payable with respect to the Mezzanine Term Loan Advance, including interest at the Default Rate with respect to any past due amounts.”

4	The Loan Agreement shall be amended in Section 2.4 by (i) re-lettering subsection (c) as subsection (d) and (ii) inserting the following new subsection (c):

“         (c)         2023 Mezzanine Restructure Fee. The 2023 Mezzanine Restructure Fee, when due hereunder; and”

5	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.6(a) thereof:

“Maintain its and all of its Subsidiaries’ Deposit Accounts, the Cash Collateral Account and excess cash with Bank and Bank’s Affiliates, provided that Borrower may maintain the payment processor accounts disclosed in the Perfection Certificate delivered on the Effective Date or otherwise disclosed to Bank in writing so long as proceeds in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) received in such accounts are transferred to a Deposit Account of Borrower maintained at Bank promptly, and in any event on a weekly basis (the “Payment Processor Accounts”).”

and inserting in lieu thereof the following:

“Maintain its and all of its Subsidiaries’ Deposit Accounts, the Cash Collateral Account and excess cash with Bank and Bank’s Affiliates, provided that Borrower may maintain (i) up to two (2) depository accounts with a financial institution (or institutions) other than Bank or a Bank Affiliate containing an aggregate amount (for both such accounts together) not exceeding One Million Dollars ($1,000,000.00) at any time (the “Permitted Depository Accounts”), and (ii) the payment processor accounts disclosed in the Perfection Certificate delivered on the Effective Date or otherwise disclosed to Bank in writing so long as proceeds in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) received in such accounts are transferred to a Deposit Account of Borrower maintained at Bank promptly, and in any event on a weekly basis (the “Payment Processor Accounts”).”

6	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.12(a) thereof:

“         (ii)         to be tested as of the last day of the calendar year ending December 31, 2023, for such calendar year, of at least Fifty Million Dollars ($50,000,000.00).

With respect to any period ending after December 31, 2023, the Net Revenue level for each such period shall be mutually agreed by Bank and Borrower, each acting in its reasonable discretion, based upon, among other factors, budgets, sales projections, operating plans and other financial information with respect to Borrower that Bank deems relevant, including, without limitation Borrower’s annual financial projections approved by the Board. With respect thereto:

(i)            Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before February 28, 2024 to any such covenant levels proposed by Bank with respect to the 2024 calendar year shall result in an immediate Event of Default for which there shall be no grace or cure period;”

and inserting in lieu thereof the following:

“         (ii)         to be tested as of March 31, 2024, for the twelve (12) month period ending on such date, of at least Fifty Million Dollars ($50,000,000.00).

With respect to any period ending after March 31, 2024, the Net Revenue level for each such period shall be mutually agreed by Bank and Borrower, each acting in its reasonable discretion, based upon, among other factors, budgets, sales projections, operating plans and other financial information with respect to Borrower that Bank deems relevant, including, without limitation Borrower’s annual financial projections approved by the Board. With respect thereto:

(i)            Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before February 28, 2024 to any such covenant levels proposed by Bank with respect to periods ending after March 31, 2024 shall result in an immediate Event of Default for which there shall be no grace or cure period;”

7	The Loan Agreement shall be amended by deleting the definitions of “Tranche A” and “Tranche B” where they appear in Section 13.1 thereof.

8	The Loan Agreement shall be amended by inserting the following new definitions, to appear alphabetically in Section 13.1 thereof:

“         “2023 Mezzanine Restructure Fee” is a fee in an amount equal to Three Hundred Thousand Dollars ($300,000.00), which fee shall be due on the earliest to occur of (a) the Mezzanine Term Loan Maturity Date, (b) as required pursuant to Sections 2.2(c) or 2.2(d), (c) the termination of this Agreement, (d) the payment in full of the Mezzanine Term Loan Advance, or (e) the occurrence of any Event of Default on or after the Fourth LMA Effective Date.”

“         “Fourth LMA Effective Date” is May 31, 2023.”

“         “Permitted Depository Accounts” is defined in Section 6.6(a).”

9	The Loan Agreement shall be amended by deleting the following definitions, appearing in Section 13.1 thereof:

“         “Mezzanine Term Loan Amortization Date” is (a) with respect to Tranche A, April 1, 2024 and (b) with respect to Tranche B, April 1, 2025.”

“         “Mezzanine Term Loan Maturity Date” is (a) with respect to Tranche A, March 1, 2027 and (b) with respect to Tranche B, March 1, 2028.”

“         “Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Prepayment Fee and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents (other than the Warrant), or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents (other than the Warrant).”

and inserting in lieu thereof the following:

“         “Mezzanine Term Loan Amortization Date” is April 1, 2025.”

“         “Mezzanine Term Loan Maturity Date” is March 1, 2028.”

“         “Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Prepayment Fee, the 2023 Mezzanine Restructure Fee and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents (other than the Warrant), or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents (other than the Warrant).”

B.	Acknowledgement. Promptly following the Aeroclean Acquisition, as Borrower discussed with Bank, it took more time than expected to transfer certain funds of Molekule Parent to Bank during the period prior to February 1, 2023 (the “Transfer Delay”). To the extent the Transfer Delay constituted a default or an Event of Default, under Section 6.6 and Section 6.12(c) of the Loan Agreement, whether related to maintenance of accounts with Bank or maintenance of cash with Bank or otherwise, Bank hereby waives any such default or Event of Default as the result of the Transfer Delay. Bank’s waiver of Borrower’s compliance with such covenants shall apply only to the foregoing specific period.

4.            FEES AND EXPENSES. Borrower shall reimburse Bank for all documented legal fees and out-of-pocket filing and search expenses reasonably incurred by Bank in connection with this amendment to the Existing Loan Documents.

5.            RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENTS.

(a)            Molekule hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the Molekule Intellectual Property Security Agreement, and acknowledges, confirms and agrees that the Molekule Intellectual Property Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in the Molekule Intellectual Property Security Agreement, and shall remain in full force and effect.

(b)            Molekule Group hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the Molekule Group Intellectual Property Security Agreement, and acknowledges, confirms and agrees that the Molekule Group Intellectual Property Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in the Molekule Group Intellectual Property Security Agreement, and shall remain in full force and effect.

6.            RATIFICATION OF PERFECTION CERTIFICATES.

(a)            Molekule hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of January 12, 2023 (the “Molekule Perfection Certificate”), and acknowledges, confirms and agrees that the disclosures and information Molekule provided to Bank in the Molekule Perfection Certificate have not changed, as of the date hereof.

(b)            Molekule Group hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of January 12, 2023 (the “Molekule Group Perfection Certificate”), and acknowledges, confirms and agrees that the disclosures and information Molekule Group provided to Bank in the Molekule Group Perfection Certificate have not changed, as of the date hereof.

7.            CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above. In the event of a conflict between this Loan Modification Agreement and the Loan Agreement, the terms of this Loan Modification Agreement shall govern.

8.            RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9.            RELEASE BY BORROWER.

A.	FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Loan Modification Agreement (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

B.	In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

C.	By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

D.	This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Loan Modification Agreement, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

E.	Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

1	Except as expressly stated in this Loan Modification Agreement, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Loan Modification Agreement.

2	Borrower has made such investigation of the facts pertaining to this Loan Modification Agreement and all of the matters appertaining thereto, as it deems necessary.

3	The terms of this Loan Modification Agreement are contractual and not a mere recital.

4	This Loan Modification Agreement has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Loan Modification Agreement is signed freely, and without duress, by Borrower.

5	Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

10.            REPRESENTATIONS AND WARRANTIES. To induce Bank to enter into this Loan Modification Agreement, Borrower hereby represents and warrants to Bank that, immediately after giving effect to this Loan Modification Agreement: (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing.

11.            CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

12.            COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank. Each party hereto may execute this Loan Modification Agreement by electronic means and recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof.

13.            COUNTERPARTS.  This Loan Modification Agreement may be executed in any number of counterparts (including by PDF or other electronic transmission, or facsimile) and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

14.            GOVERNING LAW. This Loan Modification Agreement shall be governed and construed in accordance with the laws of the State of New York.

[The remainder of this page is intentionally left blank]

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:

MOLEKULE, INC.

By:	/s/ Ryan Tyler
Name:	Ryan Tyler
Title:	Secretary and Treasurer

MOLEKULE GROUP, INC.

By:	/s/ Ryan Tyler
Name:	Ryan Tyler
Title:	Chief Financial Officer

BANK:

SILICON VALLEY BANK, a division of First-

Citizens Bank & Trust Company (successor

by purchase to the Federal Deposit Insurance

Corporation as Receiver for Silicon Valley

Bridge Bank, N.A. (as successor to Silicon Valley Bank))

By:	/s/ Sheila Colson
Name:	Sheila Colson
Title:	Managing Director